SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2007

ESMARK INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33851	20-8626148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 234-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Esmark Steel Service Group, Inc. (“ESSG”), a wholly-owned subsidiary of Esmark Incorporated (the “Company”), entered into Amendment No. 2 to Credit Agreement, dated as of December 28, 2007 (the “Second Amendment”), to the Credit Agreement, dated as of April 30, 2007, by and among ESSG and certain of its subsidiaries, as borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent for such lenders, and the other agents and arrangers party thereto, as previously amended (the “ESSG Credit Agreement”). The Second Amendment provides for, among other things, the extension of the Maturity Date from December 31, 2007 to January 31, 2008. The Second Amendment also modifies the ESSG Credit Agreement (i) to acknowledge and consent to certain payments made in connection with the recent business combination of ESSG and Wheeling-Pittsburgh Corporation and payments made in connection with a proposed transaction by E2 Acquisition Corporation and (ii) to amend the existing availability covenant thereunder to require aggregate availability of not less than $20 million at all times.

The foregoing description of the terms of the Second Amendment is qualified in its entirety by reference to the agreement, which is filed as Exhibit 10.1 to this report.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

(b)

On January 3, 2008, the Company appointed Deloitte & Touche LLP (“Deloitte”) to serve as its independent auditor. The appointment is effective immediately and will commence with the audit of the Company’s 2007 audited financials. The appointment of Deloitte was made after careful consideration by the Board of Directors, its Audit Committee and management, and concludes an extensive evaluation process. Prior to the appointment of Deloitte, the Company did not have an independent auditor.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 2, dated December 28, 2007, to the ESSG Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ESMARK INCORPORATED

By:	/s/ David A. Luptak
David A. Luptak
Executive Vice President, General Counsel and Secretary

Dated: January 4, 2008